Exhibit 10.12

MALIBU BOATS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of [__________], by and between Malibu Boats, Inc., a Delaware corporation (the “Company”), and [__________] (the “Participant”) in connection with the grant of a nonqualified option under the Malibu Boats, Inc. Long-Term Incentive Plan (the “Plan”).
The Company has established the Plan by action of its Board. The Participant is providing services to the Company or a Subsidiary, and the Company desires to encourage the Participant to own Common Stock for the purposes stated in Section 1 of the Plan.
In consideration of the foregoing, the parties have entered into this Agreement to govern the terms of the Option granted by the Company pursuant to the authority specified under the Plan:
1.Grant of Option; Vesting. Subject to the terms and conditions set forth in the Plan and herein, the Company grants to the Participant an Option to purchase from the Company [                    ] shares of Common Stock (“Stock”) at a price of [$                    ] per share, subject to adjustment as provided in Section 3.3 of the Plan. The term of this Option commences [_________] (the “Grant Date”) and will expire on [___________], the day before the [sixth] anniversary of the Grant Date (the “Expiration Date”), unless it expires sooner pursuant to Paragraph 7. This Option will vest and become exercisable as follows:

On and After	Number of Shares Vested
[1st Anniversary of Grant Date]	[25%] of Shares subject to Option
[2nd Anniversary of Grant Date]	Additional [25%] of Shares subject to Option
[3rd Anniversary of Grant Date]	Additional [25%] of Shares subject to Option
[4th Anniversary of Grant Date]	Additional [25%] of Shares subject to Option

2.Notice of Exercise. This Option may be exercised, in whole or in part, with respect to the number of whole shares of Stock that can be purchased at the times described in Paragraph 1, by written notice to the Company at the address provided in Paragraph 10 on a form (which may be supplied by the Company) which:
(a)Specifies the number of whole shares of Stock to be purchased and the exercise price;
(b)Contains evidence satisfactory to the Committee that the person exercising this Option is the Participant or has the right to exercise; and
(c)Is accompanied by payment of the exercise price in accordance with the Plan and payment or arrangement for the payment of any required federal, state and local withholding taxes that are due in connection with the exercise.
3.Transfer and Exercise of Option. Except for transfers pursuant to a will or the laws of descent and distribution, this Option is not transferable and the Participant may not make any disposition of this Option or any interest herein during his or her lifetime. As used herein, “disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after the Participant’s death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, except a transfer by will or by the laws of descent or distribution. Any attempted disposition in violation of this Paragraph is void.
4.Status of Participant. The Participant shall not be deemed a stockholder of the Company with respect to any of the shares of Stock subject to this Option, except to the extent that such shares shall have been purchased and transferred to him or her. The Company is not required to issue shares of Stock purchased upon exercise of this Option until all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the Stock may then be listed.

5.No Effect on Capital Structure. This Option shall not affect the right of the Company or any affiliate to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.
6.Continuance of Employment/Service Required; No Employment/Service Commitment.
The vesting schedule applicable to the Option requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 7 below or under the Plan.
Nothing contained in this Agreement or the Plan constitutes a continued employment or service commitment by the Company or any of its Subsidiaries, affects the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment or service, or affects the right of the Company or any Subsidiary to increase or decrease the Participant’s other compensation. Nothing in this Agreement, however, is intended to adversely affect any independent contractual right of the Participant without his/her consent thereto.
7.Expiration of Option. In general, the right to purchase Stock under this Option shall expire on the Expiration Date specified in Paragraph 1. However, this Option shall expire sooner in the circumstances described in this Paragraph.
(a)Change in Control. This Option is subject to termination in connection with a Change in Control as provided in Section 13 of the Plan.
(b)Termination. If the Participant’s provision of services to the Company in his or her capacity as an employee, non-employee member of the Board, consultant or independent advisor is terminated for any reason other than death or disability, and the Participant does not thereupon become an employee of the Company or another of its Subsidiaries, this Option shall thereon terminate, except that this Option may be exercised by the Participant, to the extent otherwise then exercisable (determined after giving effect to any accelerated vesting or exercisability triggered by the termination of employment), for a period of three months from the date of termination of the provision of services or until the Expiration Date, whichever period is shorter.
(c)Disability. If the Participant as an employee, non-employee member of the Board, consultant or independent advisor ceases to provide services to the Company or one of its Subsidiaries by reason of disability (as defined in section 22(e)(3) of the Code), this Option shall thereon terminate, except that this Option may be exercised by the Participant, to the extent otherwise then exercisable, for a period of six months from the date of termination of the provision of services or until the Expiration Date, whichever period is shorter.
(d)Death. If the Participant dies, this Option shall thereon terminate, except that this Option may be exercised by the Participant’s legal representatives, heirs, legatees or distributees, to the extent otherwise then exercisable, for a period of six months from the date of the Participant’s death or until the Expiration Date, whichever period is shorter.
8.Committee Authority. Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan, and any controversy which may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion. Such decision by the Committee shall be final and binding.
9.Plan Controls. This Agreement and all rights of the Participant under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. Capitalized terms used herein, if not defined, shall have the meaning as set forth in the Plan, except where the context otherwise requires. The terms “Article” or “Section” generally refer to provisions within the Plan; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.

10.Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company shall be addressed as follows:
Malibu Boats, Inc.
Attn: Chief Financial Officer
5075 Kimberly Way
Loudon, Tennessee 37774

Notices to the Participant shall be hand-delivered to the Participant on the premises of the Company or its affiliates, or mailed to the Participant’s last address shown on the records of the Company.
11.Information Confidential.
(a)As partial consideration for granting of this Option, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.
(b)The Company shall own all right, title, and interest to all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations, and improvements developed or created by the Participant, either solely or jointly with others, during the term of the Participant’s employment that: (i) are reasonably related to the Company’s business; (ii) involve the Company’s actual or demonstrably anticipated research or development; (iii) result from any work performed by the Participant for the Company; or (iv) incorporate any of the Confidential Information (as defined below) (collectively, “Inventions”). The Participant shall immediately and confidentially communicate a description of any Inventions to the Company and to no other party at any time, and if the Company so desires, the Participant shall execute all documents and instruments and do all things as may be requested by the Company in order to forever vest all right, title and interest in such Inventions solely in the Company and to obtain such letters of patent, copyrights, registrations or other protections as the Company may, from time to time, desire. In addition, the Participant hereby assigns to the Company all right, title and interest of the Participant in and to any present Inventions made, devised, created, invented or discovered, in whole or in part, by the Participant.
(c)On the Grant Date and at all times thereafter, the Participant shall hold inviolate and keep secret all non-public documents, materials, knowledge or other confidential business or technical information of any nature whatsoever that the Company has maintained as confidential and that has been disclosed to or developed by him or to which he had access as a result of his association with the Company and its affiliates (“Confidential Information”). Such Confidential Information shall include non-public technical and business information, including, but not limited to, inventions, research and development, engineering, products, designs, manufacture, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, pricing, investors, personnel information (including skills, compensation, experience and performance), customer lists and preferences, records, financial information, manuals and/or business plans and strategies. The Participant agrees that all Confidential Information shall remain the sole and absolute property of the Company, unless such information is or becomes publicly available or disclosed by lawful means. On the Grant Date and at all times thereafter, the Participant shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, except for the purpose of performing services on behalf of the Company. Upon the termination of the Participant’s employment with the Company for any reason, the Participant shall (i) not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, unless such information is or becomes publicly available or disclosed by lawful means; (ii) return to the Company all property that belongs to or is owned by the Company (including any computer, cell phone, personal digital assistant, keys, security cards, etc.); and (iii) return to the Company all documents, records, compositions, articles, devices, equipment, electronic storage devices and other items that disclose or embody Confidential Information, including all copies or specimens thereof (including electronic copies), whether prepared by him or by others, unless such information is or becomes publicly available or disclosed by lawful means. Nothing in this Agreement prohibits the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Participant does not need the prior authorization to make any such reports or disclosures and is not required to notify the Company of such reports or disclosures. The protections provided by the foregoing two sentences are referred to as the “Whistleblower Protections.”
12.Noncompetition. As partial consideration for the grant of an Award, a Participant (other than an Outside Director) shall agree that for a period of time beginning with the date of an Award Agreement and ending on the later of (i) one (1) year following the date of grant or (ii) one (1) year following termination of employment with the Company or any of its affiliates for any reason (the “Termination Date”), the Participant shall not directly or indirectly, for himself or another person, firm, corporation, association or other entity, as an owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or otherwise, or by lending or allowing his name or reputation to be used in connection with, or otherwise participating in or allowing his skill, knowledge or experience to be used in connection with, or operate, develop or own any interest in (other than the ownership of less than five percent (5%) of the equity securities of a publicly-traded company), or be employed by or consult with, any business or entity that competes with the business of the Company (the “Covered Business”), without prior approval of the Company. For purposes of this Agreement, a Covered Business shall include, but not be limited to, any business or entity that designs, manufactures, or markets any type of boat or watercraft, or components thereof, regardless of physical location of such business activity.
13.Nonsolicitation. As partial consideration for the grant of this Award, the Participant agrees that for a period of time beginning with the date hereof and ending on the later of (i) three (3) years following the Grant Date or (ii) three years following the Termination Date, the Participant shall not, directly or indirectly:
(a)solicit, induce or encourage any employee of the Company or any of its affiliates or Subsidiaries to terminate their employment with the Company or any of its affiliates or Subsidiaries;
(b)make any defamatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company or any of its affiliates or Subsidiaries, or the Participant’s employment. Nothing in this Paragraph 13(b) shall limit the Whistleblower Protections in any way or prohibit the Participant from providing truthful testimony in any legal, administrative or regulatory proceeding and the Participant may at all times respond truthfully to a lawfully-issued subpoena, court order or governmental inquiry or as otherwise may be required by law, provided, however, that upon receiving such lawfully-issued subpoena or court order, the Participant shall promptly provide, if allowed by applicable law or regulation, reasonable written notice to Company and cooperate with the Company to the extent reasonably necessary to protect the confidentiality of any proprietary or trade secret information of the Company or any of its affiliates or Subsidiaries, and the privacy rights of any employee or director; or
(c)use or disclose the Company’s confidential or proprietary information to induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates or Subsidiaries to divert any business or income from the Company or any of its affiliates or Subsidiaries, or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates or Subsidiaries. The term “Customer” shall mean any individual or business firm that is, or within the prior eighteen (18) months was, a customer or client of the Company or any of its affiliates, whether or not such business was actively solicited by the Participant on behalf of the Company or any of its affiliates or Subsidiaries during the Participant’s employment.
14.Amendment. The Company, acting through the Committee or through the Board, may amend this Agreement at any time for any purpose determined by the Company in its sole discretion that is consistent with the Plan, including but not limited to an amendment to accelerate the vesting schedule set forth in Paragraph 1, or to permit transfers of this Option to certain individuals specified by the Participant. All amendments must be in writing. The Company may not amend this Agreement, however, without the Participant’s express agreement to any amendment that could adversely affect the material rights of the Participant.
15.Governing Law. Except as is otherwise provided in the Plan, where applicable, the provisions of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
16.Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.
17.Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

18.Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
19.Clawback Policy. The Option is subject to the terms of the Company’s recoupment, clawback or similar policy, if any, as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Option and repayment or forfeiture of any shares of Common Stock or other cash or property received with respect to the Option (including any value received from a disposition of the shares acquired upon exercise of the Option).
20.No Advice Regarding Grant. The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Option (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Option and any shares that may be acquired upon exercise of the Option). Neither the Company nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Agreement) or recommendation with respect to the Option. Except for the withholding rights contemplated by the Plan, the Participant is solely responsible for any and all tax liability that may arise with respect to the Option and any shares that may be acquired upon exercise of the Option.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Participant has set his hand hereto on the day and year first above written.
MALIBU BOATS, INC.
By:
Title:
PARTICIPANT

[Name]

EXHIBIT A

MALIBU BOATS, INC. LONG-TERM INCENTIVE PLAN